As filed with the Securities and Exchange Commission on April 5, 2006

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Duke Energy Corporation

(Exact name of registrant as specified in its charter)

Delaware	20-2777218
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

526 South Church Street

Charlotte, North Carolina 28202

(704) 594-6200

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Marc E. Manly, Esq.

Group Executive and Chief Legal Officer

Duke Energy Corporation

526 South Church Street

Charlotte, North Carolina 28202

(704) 594-6200

(Name, address, including zip code, and telephone numbers, including area code, of agent for service)

Copies To:

Sheldon S. Adler, Esq.

Stephen W. Hamilton, Esq.

Skadden, Arps, Slate, Meagher &

Flom LLP

Four Times Square

New York, New York 10036

(212) 735-3000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement as determined by market conditions and other factors.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post–effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post–effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of Securities to be registered	Amount to be registered	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee
Common Stock, par value $0.001 per share	10,957,447 Shares	$29.27	$320,724,473.96	$34,317.52

(1)	Pursuant to Rule 457(c), these prices are estimated solely for the purpose of calculating the registration fee and are based upon the average of the high and low sales prices of the Registrant’s common stock on the New York Stock Exchange on April 3, 2006.

Explanatory Note

We are a Delaware corporation formerly named Duke Energy Holding Corp. Unless otherwise stated or the context otherwise requires, references in this registration statement to “Duke Energy” “we,” “our,” or “us” refer to Duke Energy Corporation, and its direct and indirect subsidiaries. We entered into an Agreement and Plan of Merger, or the merger agreement, dated as of May 8, 2005, as amended, with Duke Energy Corporation, a North Carolina corporation (“Duke Energy NC”), Cinergy Corp., a Delaware corporation (“Cinergy”), Deer Acquisition Corp. and Cougar Acquisition Corp. Pursuant to the merger agreement, our newly created wholly-owned subsidiary, Deer Acquisition Corp., merged with and into Duke Energy NC (the “Duke Energy merger”), and our newly created wholly-owned subsidiary, Cougar Acquisition Corp., merged with and into Cinergy (the “Cinergy merger”). As a result of the Duke Energy merger and the Cinergy merger, each of Duke Energy NC and Cinergy became our wholly-owned subsidiaries. These mergers are referred to in this registration statement as the “mergers.” Pursuant to the mergers, the existing shareholders of Duke Energy NC and Cinergy became our shareholders. As a result of the mergers, each Duke Energy NC shareholder received one share of our common stock for each share of common stock of Duke Energy NC held and each Cinergy shareholder received 1.56 shares of our common stock for each share of Cinergy common stock held. In addition, after the consummation of the transactions contemplated by the merger agreement, our name was changed from Duke Energy Holding Corp. to Duke Energy Corporation and Duke Energy NC was converted to a limited liability company named Duke Power Company LLC (“Duke Power”).

In connection with the consummation of the mergers, each issued and outstanding exchangeable share of Duke Energy Canada Exchangeco Inc. (“Exchangeco”), a corporation incorporated under the laws of Canada and our indirect subsidiary, became exchangeable for one share of our common stock and one share of our common stock became issuable upon a redemption or retraction of each exchangeable share, in each case in accordance with the terms of the provisions relating to the exchangeable shares immediately prior to the consummation of the mergers.

For purposes of our eligibility to file this registration statement on Form S-3, we are a successor registrant to both Duke Power and Cinergy within the meaning of General Instruction I.7 to Form S-3.

PROSPECTUS

10,957,447 SHARES

DUKE ENERGY CORPORATION

COMMON STOCK

This prospectus relates to 10,957,447 shares of our common stock, par value $0.001 per share, issuable upon exchange or redemption of the exchangeable shares of Duke Energy Canada Exchangeco Inc. (formerly known as 3946509 Canada Inc.), our indirect subsidiary that we call Exchangeco in this prospectus. The exchangeable shares have been issued to the former shareholders of Westcoast Energy Inc. who are residents of Canada and who elected to receive the exchangeable shares in connection with our acquisition of Westcoast Energy consummated on March 14, 2002. Each exchangeable share may be exchanged for one share of our common stock, plus all payable and unpaid dividends, if any, on the exchangeable share. Because the shares of our common stock offered by this prospectus will be issued only in exchange for, or upon the redemption of, the exchangeable shares, we will not receive any cash proceeds from this offering. We are paying all expenses of registration incurred in connection with this offering.

Our common stock is listed on the New York Stock Exchange, or NYSE, under the trading symbol “DUK.”

As more fully described below under “The Company – Merger”, on April 3, 2006, Duke Energy Corporation, a North Carolina corporation (“Duke Energy NC”) and Cinergy Corp. (“Cinergy”) consummated merger transactions, as a result of which Duke Energy NC and Cinergy became our wholly-owned subsidiaries. In connection with the mergers, we were renamed Duke Energy Corporation and Duke Energy NC was converted to a limited liability company and renamed Duke Power Company LLC. After the mergers, the shareholders of Duke Energy NC and Cinergy became the shareholders of Duke Energy.

You should carefully read and evaluate the risk factors included in our periodic reports and other information that we file with the Securities and Exchange Commission (the “SEC”). See “ Risk Factors” on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 5, 2006.

REFERENCES TO ADDITIONAL INFORMATION

This prospectus incorporates important business and financial information about us from other documents that are not included in or delivered with this prospectus. This information is available for you to review at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, DC 20549, and through the SEC’s website, www.sec.gov. You can also obtain those documents incorporated by reference in this prospectus by requesting them in writing or by telephone from the company at the following address and telephone number:

Duke Energy

526 South Church Street

Charlotte, North Carolina 28202

(800) 488-3853

Attention: Investor Relations

www.duke-energy.com/investors

See “Where You Can Find More Information” beginning on page 13.

Unless otherwise stated or the context otherwise requires, references in this prospectus to “Duke Energy” “we,” “our,” or “us” refer to Duke Energy Corporation, and its direct and indirect subsidiaries.

i

THE COMPANY

Duke Energy Corporation (“Duke Energy”) is a diversified energy company with a portfolio of natural gas and electric businesses, both regulated and unregulated, and an affiliated real estate company. We supply, deliver and process energy for customers in the Americas. Headquartered in Charlotte, N.C., Duke Energy is a Fortune 500 company traded on the New York Stock Exchange under the symbol “DUK.” We are a Delaware corporation formed on May 3, 2005 that holds Duke Power Company LLC (“Duke Power”), Cinergy Corp. (“Cinergy”) and Duke Capital LLC (“Duke Capital”) as direct wholly-owned subsidiaries after the completion of the mergers described below. We were previously named Duke Energy Holding Corp. and were renamed Duke Energy Corporation after consummation of the mergers. Our principal executive offices are located at 526 South Church Street, Charlotte, North Carolina, 28202-1803. Our telephone number is (704) 594-6200.

We have the following segments: U.S. Franchised Electric & Gas, Natural Gas Transmission, Field Services (which contains our equity investment in Duke Energy Field Services), North American Non-Regulated Generation, International and Crescent Resources, LLC (“Crescent”).

U.S. Franchised Electric & Gas generates, transmits, distributes and sells electricity in central and western North Carolina, western South Carolina and Indiana; and provides combined electric and gas sales, transmission and distribution service in the southwestern portion of Ohio and northern Kentucky.

Natural Gas Transmission provides transportation and storage of natural gas for customers in the Eastern and Southeastern U.S. and in Ontario and British Columbia in Canada. Natural Gas Transmission also provides natural gas sales and distribution services to retail customers in Ontario, natural gas gathering and processing services to customers in Western Canada and other energy related services.

Field Services includes our investment in Duke Energy Field Services, LLC (“DEFS”), which gathers, compresses, treats, processes, transports, trades and markets, and stores natural gas and fractionates, transports, trades, markets, and stores natural gas liquids. DEFS is 50% owned by ConocoPhillips and 50% owned by Duke Energy. DEFS gathers raw natural gas through gathering systems located in seven major natural gas producing regions: Permian Basin, Mid-Continent, ArklaTex, Gulf Coast, South, Central and the Rocky Mountains.

North American Non-Regulated Generation (“NANRG”) operates and manages power plants, primarily in the Midwestern portion of the U.S., and markets electric power and natural gas related to these plants and other contractual positions. NANRG also performs energy risk management activities and provides customized energy solutions.

International operates and manages power generation facilities and engages in sales and marketing of electric power and natural gas outside the United States and Canada. It conducts operations primarily through Duke Energy International, LLC and its activities target power generation in Latin America.

Crescent develops and manages high-quality commercial, residential and multi-family real estate projects primarily in the Southeastern and Southwestern United States. Some of these projects are developed and managed through joint ventures. Crescent also manages “legacy” land holdings in North and South Carolina.

DUKE POWER COMPANY LLC

Duke Power, a North Carolina limited liability company, is a franchised electric utility that generates, transmits, distributes and sells electricity in central and western North Carolina and western South Carolina. Its electric operations are subject to the rules and regulations of the North Carolina Utilities Commission, the Public Service Commission of South Carolina and the Federal Energy Regulatory Commission.

Prior to the merger with Cinergy described below, Duke Power was named Duke Energy Corporation, a North Carolina corporation. In the merger with Cinergy, the North Carolina corporation converted to a limited liability company, changed its name to Duke Power and became a wholly-owned subsidiary of the new Duke Energy Corporation, a Delaware corporation.

CINERGY CORP.

Cinergy is a Delaware corporation organized in 1993 and owns all of the outstanding common stock of The Cincinnati Gas & Electric Company (“CG&E”) and PSI Energy, Inc. (“PSI”), both of which are public utilities, as well as Cinergy Investments (“Investments”), its non-regulated investment holding company. CG&E is a combination electric and gas public utility company that provides service in the southwestern portion of Ohio and, through The Union Light, Heat and Power Company ULH&P, in nearby areas of Kentucky. PSI is a vertically integrated and cost of service regulated electric utility that provides service in north central, central, and southern Indiana. Investments is primarily engaged in investing in cogeneration and energy efficiency investments and through its subsidiaries, natural gas market and trading operations.

DUKE CAPITAL LLC

Duke Capital LLC (“Duke Capital”), a wholly-owned subsidiary of Duke Energy, is a Delaware limited liability company that operates the following business units described above: Natural Gas Transmission, Field Services, North American Non-Regulated Generation, International and Crescent.

MERGER

On May 9, 2005 Duke Energy NC and Cinergy announced that they entered into a definitive merger agreement. The transaction contemplated by the merger agreement was consummated on April 3, 2006 at which time each common share of Cinergy was converted into 1.56 shares of common stock of Duke Energy and each share of Duke Energy NC was converted into one share of common stock of Duke Energy. In connection with the merger, Duke Energy NC was converted to a limited liability company named Duke Power Company LLC and became a wholly-owned subsidiary of Duke Energy. Duke Capital LLC and Cinergy also became wholly-owned subsidiaries of Duke Energy.

RISK FACTORS

Investing in our common stock involves risks. Before purchasing any securities we offer, you should carefully consider the risk factors that are incorporated by reference herein from the section captioned “Risk Factors” in Duke Power’s Annual Report on Form 10-K for the year ended December 31, 2005 and the section captioned “Risk Factors” in Cinergy’s Annual Report on Form 10-K for the year ended December 31, 2005, together with all of the other information included in this prospectus and any prospectus supplement and any other information that we have incorporated by reference, including filings made with the Securities and Exchange Commission (the “SEC”) subsequent to the date hereof. Any of these risks, as well as other risks and uncertainties, could harm our financial condition, results of operations or cash flows.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents that are incorporated into this prospectus by reference may contain or incorporate by reference statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You can typically identify forward-looking statements by the use of forward-looking words, such as “may,” “will,” “could,” “project,” “believe,” “anticipate,” “expect,” “estimate,” “continue,” “potential,” “plan,” “forecast” and other similar words. Those statements represent our intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, uncertainties and other factors. Many of those factors are outside our control and could cause actual results to differ materially from the results expressed or implied by those forward-looking statements. In addition to the risk factors identified in Duke Power’s and Cinergy’s Annual Report on Form 10-K for the year ended December 31, 2005, those factors include:

•	State, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an impact on rate structures and affect the speed at and degree to which competition enters the electric and natural gas industries;

•	The outcomes of litigation and regulatory investigations, proceedings or inquiries;

•	Industrial, commercial and residential growth in our service territories;

•	Additional competition in electric or gas markets and continued industry consolidation;

•	The weather and other natural phenomena, including the economic, operational and other effects of hurricanes and ice storms;

•	The timing and extent of changes in commodity prices, interest rates and foreign currency exchange rates;

•	General economic conditions, including any potential effects arising from terrorist attacks and any consequential hostilities or other hostilities;

•	Changes in environmental and other laws and regulations to which we and our subsidiaries are subject;

•	The results of financing efforts, including our ability to obtain financing on favorable terms, which can be affected by various factors, including our credit ratings and general economic conditions;

•	Declines in the market prices of equity securities and resultant cash funding requirements for our defined benefit pension plans;

•	The level of creditworthiness of counterparties to our transactions;

•	The amount of collateral required to be posted from time to time in our transactions;

•	Growth in opportunities for our business units, including the timing and success of efforts to develop domestic and international power, pipeline, gathering, processing and other infrastructure projects;

•	The performance of projects undertaken by our non-regulated businesses and the success of efforts to invest in and develop new opportunities;

•	The performance of electric generation, pipeline and gas processing facilities;

•	The extent of success in connecting natural gas supplies to gathering and processing systems and in connecting and expanding gas and electric markets;

•	The effect of accounting pronouncements issued periodically by accounting standard-setting bodies;

•	Conditions of the capital markets and equity markets during the periods covered by the forward-looking statements; and

•	The ability to successfully complete merger, acquisition or divestiture plans, including the prices at which we are able to sell assets; regulatory or other limitations imposed as a result of a merger, acquisition or divestiture; and the success of the business following a merger, acquisition or divestiture.

In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than we have described. The areas of risk and uncertainty described above should be considered in connection with any written or oral forward-looking statements that may be made after the date of this prospectus by us or anyone acting for us. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

Because the shares of common stock will be issued in exchange for or upon the redemption of the exchangeable shares, we will not receive any cash proceeds upon the issuance of the common stock.

PLAN OF DISTRIBUTION

We will distribute the shares of common stock covered by this prospectus only upon exchange or redemption of the exchangeable shares of Exchangeco, and no broker, dealer or underwriter has been engaged in connection with the exchange or redemption. Each exchangeable share of Exchangeco may be exchanged or redeemed for one share of common stock. We will pay all expenses incurred in connection with the distribution described in this prospectus.

INCOME TAX CONSIDERATIONS

Canadian Federal Income Tax Considerations

In the opinion of Stikeman Elliott, our Canadian counsel, the following is an accurate summary of the principal Canadian federal income tax considerations under the Canadian Income Tax Act generally applicable to you if you hold exchangeable shares or acquire common stock on the redemption, retraction or exchange of exchangeable shares and if, for purposes of the Canadian Income Tax Act and at all relevant times, you are or are deemed to be resident in Canada, you deal with us at arm’s length, you are not affiliated with us and you hold your exchangeable shares and will hold the common stock as capital property. This discussion does not apply to you if you are a “financial institution,” as defined in Section 142.2 of the Canadian Income Tax Act, and are therefore subject to the mark-to-market rules of the Canadian Income Tax Act. This summary also does not apply to you if Duke Energy is or will be a “foreign affiliate” of you for purposes of the Canadian Income Tax Act.

The exchangeable shares and common stock will generally be considered to be capital property to you unless the shares are held by you in the course of carrying on a business or the shares are acquired in a transaction considered to be an adventure in the nature of trade. If the exchangeable shares might not otherwise qualify as capital property, you may be entitled to obtain this qualification by making the irrevocable election provided under subsection 39(4) of the Canadian Income Tax Act. If you do not hold your exchangeable shares or will not hold common stock as capital property, you should consult your own tax advisors for information and advice having regard to your particular circumstances.

This summary is based on the current provisions of the Canadian Income Tax Act and regulations, the current provisions of the Canada-United States Income Tax Treaty, as amended and our Canadian counsel’s understanding of the current published administrative practices of the Canada Revenue Agency (the “CRA”). This summary takes into account all specific proposals to amend the Canadian Income Tax Act and regulations that have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof and assumes that all of these proposed amendments will be enacted in their present form. No assurances can be given that any proposed amendments will be enacted in the form proposed, or at all. This summary is not exhaustive of all possible Canadian federal income tax considerations and, except for the foregoing, does not take into account or anticipate any changes in law, whether by legislative, administrative or judicial decision or action, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ from the Canadian federal income tax considerations described below. No advance income tax ruling has been sought or obtained from the CRA to confirm the tax consequences of any of the transactions relating to the exchangeable shares or the acquisition of the common stock on the redemption, retraction or exchange of exchangeable shares.

For purposes of the Canadian Income Tax Act, all amounts relating to the acquisition, holding or disposition of common stock, including dividends, adjusted cost base amounts and proceeds of disposition, must be converted into Canadian dollars based on the prevailing United States dollar exchange rate generally at the time these amounts arise.

THIS SUMMARY IS OF A GENERAL NATURE ONLY AND IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED TO BE, LEGAL, BUSINESS OR TAX ADVICE TO YOU. THEREFORE, YOU SHOULD CONSULT YOUR OWN TAX ADVISORS WITH RESPECT TO YOUR PARTICULAR CIRCUMSTANCES.

Redemption or Exchange of Exchangeable Shares

On a redemption (including a retraction) of your exchangeable shares by Exchangeco, you will be deemed to have received a dividend equal to the amount, if any, by which the redemption proceeds exceed the paid-up capital (for purposes of the Canadian Income Tax Act) of the exchangeable shares so redeemed. For these purposes, the redemption proceeds will be the fair market value of the common stock received from Exchangeco on the redemption plus the amount, if any, of all payable and unpaid dividends on the exchangeable shares paid on the redemption. The amount of any such deemed dividend will be subject to the tax treatment described below under “Dividends on Exchangeable Shares.”

On a redemption (including a retraction) of your exchangeable shares, you will also be considered to have disposed of your exchangeable shares, but the amount of the deemed dividend will be excluded in computing your proceeds of disposition for purposes of computing any capital gain or capital loss arising on the disposition. If you are a corporation, in some circumstances the amount of any such deemed dividend may be treated as proceeds of disposition and not as a dividend. The taxation of capital gains and capital losses is described below.

On an exchange of your exchangeable shares with our indirect wholly-owned subsidiary, Duke Energy Canada Call Co. (formerly known as 3058368 Nova Scotia Company and hereinafter referred to as “Callco”), or with us for the common stock, you will generally realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition of your exchangeable shares, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to you of the exchangeable shares immediately before the exchange. For these purposes, the proceeds of disposition will be the fair market value at the time of the exchange of the common stock which you receive plus any other amounts received from us as part of the exchange, but less any amount paid in satisfaction of declared and unpaid dividends owed to you by Exchangeco. The taxation of capital gains and capital losses is described below.

On February 23, 2005, the Minister of Finance (Canada) reaffirmed a commitment to introduce a rule to the Canadian Income Tax Act that would allow holders of shares of a Canadian corporation to exchange such shares for shares of a non-Canadian corporation on a tax-deferred basis. This announcement reiterated statements made by the Minister of Finance in 2000, 2003 and 2004. It is possible that the tax proposals described in this announcement, if enacted into law, could, from the time any such change takes effect, allow you to exchange exchangeable shares for common stock on a tax-deferred basis. However, no specifics have been announced regarding what the requirements for such treatment may be and there are no assurances that the proposed amendments will be enacted.

BECAUSE OF THE EXISTENCE OF CERTAIN CALL RIGHTS HELD BY CALLCO WHICH GIVE CALLCO THE OVERRIDING RIGHT TO PURCHASE YOUR EXCHANGEABLE SHARES UPON A REDEMPTION (INCLUDING A RETRACTION) BY EXCHANGING A SHARE OF COMMON STOCK FOR EACH EXCHANGEABLE SHARE AS WELL AS CERTAIN RIGHTS OF HOLDERS OF EXCHANGEABLE SHARES TO FORCE THE EXCHANGE OF EXCHANGEABLE SHARES WITH DUKE ENERGY FOR COMMON STOCK UPON THE OCCURRENCE OF THE LIQUIDATION, DISSOLUTION OR WINDING-UP OF EXCHANGECO OR DUKE ENERGY, YOU CANNOT CONTROL WHETHER YOU WILL RECEIVE COMMON STOCK BY WAY OF A REDEMPTION (INCLUDING A RETRACTION) OF YOUR EXCHANGEABLE SHARES BY EXCHANGECO OR BY WAY OF PURCHASE OF THE EXCHANGEABLE SHARES BY DUKE ENERGY OR CALLCO. AS DESCRIBED ABOVE, THE CANADIAN FEDERAL INCOME TAX CONSEQUENCES OF A REDEMPTION (INCLUDING A RETRACTION) DIFFER FROM THOSE OF A PURCHASE.

Disposition of Exchangeable Shares Other Than on Redemption or Exchange

A disposition or deemed disposition of your exchangeable shares, other than on the redemption or exchange of your exchangeable shares, will generally result in a capital gain (or capital loss) to the extent that the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to you immediately before the disposition. The taxation of capital gains and capital losses is described below.

Acquisition and Disposition of the Common Stock

The cost of the common stock received on a retraction, redemption or exchange of exchangeable shares will be equal to the fair market value of the common stock at the time of that event, and will be averaged with the adjusted cost base of any other common stock held by you at that time as capital property (other than common stock considered to have been continually held by you since 1971) for the purpose of determining the adjusted cost base of your common stock.

A disposition or deemed disposition of the common stock by you will generally result in a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to you of such common stock immediately before the disposition. The taxation of capital gains and capital losses is described below.

Dividends on Exchangeable Shares

If you are an individual, dividends received or deemed to be received on the exchangeable shares will be included in computing your income, and will be subject to the gross-up and dividend tax credit rules normally applicable to taxable dividends received from a corporation resident in Canada. Subject to the discussion below, if you are a corporation, other than a “specified financial institution” as defined in the Canadian Income Tax Act, dividends received or deemed to be received on the exchangeable shares normally will be included in your income and deductible in computing your taxable income.

The exchangeable shares will be “term preferred shares,” as defined in the Canadian Income Tax Act. Consequently, if you are a “specified financial institution,” as defined in the Canadian Income Tax Act, a dividend received or deemed to be received on a redemption of the exchangeable shares will be deductible in computing your taxable income only if:

•	you did not acquire the exchangeable shares in the ordinary course of carrying on your business; or

•	at the time the dividend is received, the exchangeable shares are listed on a prescribed stock exchange in Canada (which currently includes the Toronto Stock Exchange, or “TSX”, on which the exchangeable shares are currently listed) and you, either alone or together with persons with whom you do not deal at arm’s length, do not receive (or are not deemed to receive) dividends in respect of more than 10% of the issued and outstanding exchangeable shares.

In addition, if you are a corporation and if we or any other person with whom we do not deal at arm’s length (including Exchangeco) are a “specified financial institution” (for purposes of the Canadian Income Tax Act) at the time that dividends are paid on the exchangeable shares, subject to the exemption described below, dividends received or deemed to be received by you will be included in your taxable income but will not be deductible by you in computing your taxable income. We have advised Canadian counsel that we became a specified financial institution for purposes of the Canadian Income Tax Act immediately after our acquisition of Westcoast Energy. This denial of the dividend deduction will not apply if, at the time the dividends are received or deemed to be received by you, the exchangeable shares are listed on a prescribed stock exchange in Canada (which currently includes the TSX, on which the exchangeable shares are currently listed), we and Callco are “related” to Exchangeco for the purposes of the Canadian Income Tax Act and dividends are not paid to you (together with persons with whom you do not deal at arm’s length or any trust or partnership of which you or any such person is a beneficiary or member) in respect of more than 10% of the issued and outstanding exchangeable shares held by persons other than us and our affiliates.

If you are a “private corporation,” as defined in the Canadian Income Tax Act, or any other corporation resident in Canada and controlled or deemed to be controlled by or for the benefit of an individual or a related group of individuals, you may be liable under Part IV of the Canadian Income Tax Act to pay a refundable tax of 33 1/3% of any dividends received or deemed to be received on your exchangeable shares to the extent that these dividends are deductible in computing your taxable income.

If you are throughout the relevant taxation year a “Canadian-controlled private corporation,” as defined in the Canadian Income Tax Act, you may be liable to pay an additional refundable tax of 6 2/3% on dividends received or deemed to be received on your exchangeable shares that are not deductible in computing taxable income.

Dividends on the Common Stock

Dividends on the common stock will be included in your income for the purposes of the Canadian Income Tax Act. If you are an individual, you will not be subject to the gross-up and dividend tax credit rules in the Canadian Income Tax Act applicable to dividends received from corporations resident in Canada. If you are a corporation, you will be required to include these dividends in computing your income and will not be entitled to deduct the amount of these dividends in computing your taxable income. If you are a “Canadian-controlled private corporation,” as defined in the Canadian Income Tax Act, you may be liable to pay an additional refundable tax of 6 2/3% on such dividends. If there is United States non-resident withholding tax on any dividends you receive on the common stock, you will generally be eligible for foreign tax credit or deduction treatment where applicable under the Canadian Income Tax Act.

Taxation of Capital Gains and Capital Losses

One-half of any capital gain (the “taxable capital gain”) realized by you on a disposition or deemed disposition of exchangeable shares or the common stock must be included in your income for the year of the disposition. One-half of any capital loss (the “allowable capital loss”) realized by you is required to be deducted by you against taxable capital gains realized in the year of the disposition. Any allowable capital losses in excess of taxable capital gains in the year of disposition may be carried back up to three taxation years or forward indefinitely and deducted against net taxable capital gains in those other years to the extent and in the circumstances prescribed in the Canadian Income Tax Act.

Capital gains realized by an individual or trust, other than certain trusts, may give rise to alternative minimum tax under the Canadian Income Tax Act.

If you are a “Canadian-controlled private corporation,” as defined in the Canadian Income Tax Act, you may be liable to pay an additional refundable tax of 6 2/3% on taxable capital gains.

If you are a corporation, the amount of any capital losses arising from a disposition or deemed disposition of exchangeable shares may be reduced by the amount of any dividends received or deemed to have been received by you on the exchangeable shares to the extent and under the circumstances prescribed by the Canadian Income Tax Act. Similar rules may apply where you are a corporation that is a member of a partnership or a beneficiary of a trust that owns exchangeable shares or where a trust or partnership of which a corporation is a beneficiary or a member is a member of a partnership or a beneficiary of a trust that owns any of these shares. You should consult your own tax advisors if these rules may be relevant to you.

Foreign Property Information Reporting

If you are a “specified Canadian entity” (as defined in the Canadian Income Tax Act), you may be required to file an information return relating to any “specified foreign property” (as defined in the Canadian Income Tax Act) owned by you, which would include the common stock, the exchangeable shares and certain exchange and voting rights relating thereto. You should consult you own advisors about whether you must comply with these rules with respect to the ownership of exchangeable shares or common stock.

Foreign Investment Entity Tax Proposals

On July 18, 2005, the Minister of Finance (Canada) released revised tax proposals regarding the taxation of certain interests held by Canadian residents in certain non-resident entities, which will be applicable for taxation years commencing after 2002 (the “FIE proposals”). If the FIE proposals are enacted as proposed, where a Canadian resident holds shares, other than shares that are an “exempt interest”, in a corporation that constitutes a “foreign investment entity” (as such terms are defined in the FIE proposals) at the corporation’s year end, or a property, other than property that is an “exempt interest”, convertible into, exchangeable for, or a right to acquire, directly or indirectly such shares (such shares and property being referred to in the FIE proposals as a “participating interest”) the Canadian resident generally will be required to either (i) include in its income for its taxation year that includes the foreign investment entity’s year end an amount determined as a prescribed percentage of such Canadian resident’s “designated cost” for the shares at the end of each month ending in the Canadian resident’s taxation year during which the shares were held by the Canadian resident, or (ii) in certain circumstances, include in (or deduct from) its income on an annual basis any increase (or decrease) in the value of that interest.

Duke Energy will not be a foreign investment entity at the end of a particular taxation year if, at that time, the “carrying value” of all of its “investment property” is not greater than one-half of the “carrying value” of all of its property, or if, throughout that taxation year, its principal undertaking is not an “investment business”, within the meaning of these terms in the FIE proposals. The determination of whether Duke Energy is a foreign investment entity must be made on an annual basis at the end of each taxation year of Duke Energy and no assurance can be given that Duke Energy will not be a foreign investment entity at the end of any of its taxation years. You should consult your own tax advisor in this respect.

In any event, the FIE proposals will not apply to you for a particular taxation year if at the end of the taxation year of Duke Energy that ends in that particular taxation year, the exchangeable shares are an “exempt interest” to you. The exchangeable shares will constitute an “exempt interest” to you at a particular time if, throughout the period, in Duke Energy’s taxation year that includes that time, during which you held the exchangeable shares:

(i)	the exchangeable shares are shares of the capital stock of a corporation resident in Canada;

(ii)	the exchangeable shares would not be a participating interest if they were not convertible into, exchangeable for or a right to acquire shares of the capital of a non-resident corporation; and

(iii)	the exchangeable shares are convertible into, exchangeable for, or a right to acquire only property that, if the conversion, exchange or right were exercised by you at that time, would be a share of the capital stock of a non-resident corporation that is at that time an “exempt interest” to you.

The common stock acquired by you on a retraction, redemption or exchange of exchangeable shares would constitute an “exempt interest” to you at any time if it is reasonable to conclude that you have no “tax avoidance motive” (within the meaning of the FIE proposals) in respect of the common stock, and:

(i)	throughout the period, in Duke Energy’s taxation year that includes that time, during which you would hold the common stock;

(A)	the common stock is an “arm’s length interest” (within the meaning of the FIE proposals) to you;

(B)	Duke Energy is resident in a country in which there is a prescribed stock exchange (which currently includes the NYSE); and

(C)	the common stock is listed on a prescribed stock exchange (which currently includes the NYSE), or

(ii)	both:

(A)	throughout that period, Duke Energy:

(1)	is governed by the laws of a country with which Canada has entered into a tax treaty (which currently includes the United States);

(2)	exists, was formed or organized, or was last continued, under those laws; and

(3)	while it is governed by the laws of a country, is, under the tax treaty with that country, resident in that country; and

(B)	throughout that period, the common stock would be an “arm’s length interest” to you.

The determination of whether you will have a tax avoidance motive in respect of the common stock within the meaning of the FIE proposals will depend upon your particular circumstances. You should consult your own tax advisors in this respect. At any time, common stock will qualify for purposes of the FIE proposals as an arm’s length interest to you, provided that (i) it is reasonable to conclude that there are at least 150 persons each of which holds at that time common stock having a total fair market value of at least Cdn$500, (ii) it is reasonable to conclude that common stock can normally be acquired and sold by members of the public in the open market, and (iii) the aggregate fair market value at that time of the common stock held by you, or an entity or individual with whom you do not deal at arm’s length, does not exceed 10% of the fair market value of all of the common stock held by any entity or individual at that time. No assurances can be given that the common stock will qualify as an arm’s length interest at any particular time.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS TO NON-U.S. HOLDERS

The following is a summary of the material United States federal income tax consequences of the ownership and disposition of exchangeable shares that may be relevant to you if you are a Non-U.S. holder (as defined below). U.S. Holders (as defined below) who acquire exchangeable shares should consult their own tax advisors as to the United States tax consequences of owning and disposing such shares.

This discussion is limited to Non-U.S. Holders who hold their exchangeable shares as capital assets. It does not address all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as controlled foreign corporations, passive foreign investment companies, and foreign personal holding companies. In addition, this discussion does not address the United States state or local tax consequences or the foreign tax consequences of the ownership and disposition of the exchangeable shares. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), United States Treasury regulations promulgated thereunder, and judicial and administrative interpretations thereof, in each case as in effect of the date hereof, all of which are subject to change, possibly with retroactive effect. No statutory, judicial, or administrative authority exists that directly addresses certain of the United States federal income tax consequences of the issuance and ownership of instruments and rights comparable to the exchange shares. Consequently (as discussed more fully below), the United States federal income tax treatment of the ownership of the exchangeable shares and the exchange of the exchangeable shares for shares of the common stock is not certain. No advance income tax ruling has been sought or obtained from the United States Internal Revenue Service (the “IRS”) regarding the United States federal income tax consequences of any of the transactions described herein.

Accordingly, all holders are strongly urged to consult their tax advisors with regard to the application of the United States federal, state, local and other tax consequences and the foreign tax consequences of the ownership and disposition of exchangeable shares and the common stock in light of their particular circumstances.

As used herein, the term “Non-U.S. Holder” means any person who holds exchangeable shares other than a person who is a U.S. Holder. The term “U.S. Holder” means a beneficial owner of exchangeable shares that is, for United States federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or of any political subdivision thereof;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if it (i) is subject to the primary supervision of a United States court and one or more United States persons have the authority to control all substantial decision of the trust or (ii) it has made a valid election to be treated as a United States person.

The term U.S. Holder also includes certain former citizens and residents of the United States. If a partnership (including for this purpose any entity treated as a partnership for United States federal income tax purposes) is a beneficial owner of the exchangeable shares, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership.

Sale or Exchange of Exchangeable Shares

You generally will not be subject to United States federal income tax on any gain realized on the sale or exchange of exchangeable shares, including the exchange of exchangeable shares for the common stock, unless (i) the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States or, if a treaty applies, is attributable to a permanent establishment of the Non-U.S. Holder in the United States, or (ii) in the case of gain recognized by an individual Non-U.S. Holder, such individual is present in the United States for 183 days or more during the taxable year of disposition and certain other conditions are satisfied.

Dividends on the shares of the Common Stock and Exchangeable Shares

Dividends on Shares of the Common Stock. Dividends paid to you as a Non-U.S. holder of the common stock generally will be subject to withholding of United States federal income tax at a rate of 30%, which rate may be subject to reduction by an applicable income tax treaty (generally 15% on dividends paid to eligible residents of Canada under the Canada-United States Income Tax Treaty), unless the dividend is effectively connected with the conduct of your trade or business within the United States (or if a tax treaty applies, is attributable to your United States permanent establishment), in which case the dividend will be taxed at ordinary United States federal income tax rates. If you are a corporation, such effectively connected income may also be subject to an additional “branch profits tax.” You will be required to satisfy certain certification requirements to claim treaty benefits or otherwise claim a reduction of, or exemption from, the withholding tax described above.

Dividends on Exchangeable Shares. We currently do not, and do not intend to, withhold on any amounts in respect of United States withholding tax from dividends paid with respect to the exchangeable shares. The IRS may, however, assert that United States withholding tax is payable with respect to any dividends paid on the exchangeable shares to Non-U.S. Holders. As a result, you could be subject to United States withholding tax at a rate of 30%, which rate may be reduced by an applicable income tax treaty (generally 15% on dividends paid to eligible residents of Canada under the Canada-United States Income Tax Treaty).

Sale or Exchange of the Common Stock

You generally will not be subject to United States federal income tax on any gain realized on the sale or exchange of shares of the common stock unless:

•	the gain is effectively connected with your United States trade or business;

•	you are an individual and you are present in the United States for 183 days or more during the taxable year of disposition and certain other conditions are satisfied; or

•	you have owned (actually or constructively) more than 5% of our outstanding common stock.

We have not determined whether we are a “United States real property holding corporation” for United States federal income tax purposes. If we are or become a “United States real property holding corporation” at a relevant time, a Non-U.S. Holder who at no time actually or constructively owned more than 5% of the common stock generally would not be subject to United States federal income tax on the disposition of the common stock, provided that the common stock was regularly traded on an established securities market within the meaning of the applicable regulations.

Information Reporting and Backup Withholding

Non-U.S. Holders are generally subject to information reporting requirements with respect to dividends paid by us to you and any tax withheld with respect to such dividends. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty. You will be subject to backup withholding unless applicable certification requirements are met. Payment of the proceeds of a sale of shares of the common stock within the United States or through certain United States brokers is subject to both backup withholding and information reporting unless you, as the beneficial owner, certify under penalties of perjury that you are not a United States person for purposes of the Code (and the payor does not have actual knowledge or reason to know that you are a United States person) or otherwise establishes an exemption. Any amounts withheld under the backup withholding rules are generally allowable as a credit against your United States federal income tax liability (if any), which may entitle you to a refund, provided that the required information is furnished to the IRS.

EXPERTS

The consolidated financial statements, the related financial statement schedule, and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from Duke Energy Corporation’s Annual Report on Form 10-K for the year ended December 31, 2005, as amended on March 31, 2006 and April 3, 2006, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, (which reports (1) express an unqualified opinion on the financial statements and financial statement schedule and include an explanatory paragraph regarding the adoption of the provisions of Statement of Financial Accounting Standards No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities,” as of July 1, 2003 and Emerging Issues Task Force No. 02-03, “Accounting for Contracts Involved in Energy Trading and Risk Management,” as of January 1, 2003, (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements, the related financial statement schedule and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from Cinergy’s Annual Report on Form 10-K for the year ended December 31, 2005 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as set forth in their reports, (which reports (1) express an unqualified opinion on the financial statements and financial statement schedule and include an explanatory paragraph regarding the adoption in 2005 of the provisions of Financial Accounting Standards Board Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations;” and the adoption in 2003 of the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 143, “Accounting for Asset Retirement Obligations;” Financial Accounting Standards Board Interpretation No. 46, “Consolidation of Variable Interest Entities;” and the fair value recognition provisions of SFAS No. 123 “Accounting for Stock-Based Compensation,” (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements and the related financial statement schedule of Duke Energy Field Services, LLC as of and for the year ended December 31, 2005, incorporated in this prospectus by reference from Amendment No. 1 to the Duke Energy Corporation Annual Report on Form 10-K/A for the year ended December 31, 2005, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of TEPPCO Partners, L.P. as of December 31, 2005 and 2004, and for each of the years in the three-year period ended December 31, 2005 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 have been incorporated by reference herein and in this registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2005 and 2004 financial statements contain an explanatory paragraph that states that as discussed in Note 20 to the consolidated financial statements, the Partnership has restated its consolidated balance sheet as of December 31, 2004, and the related consolidated statements of income, partners’ capital and comprehensive income and cash flows for the years ended December 31, 2004 and 2003.

CERTAIN LEGAL MATTERS

The validity of the common stock offered by this prospectus has been passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP. Certain federal Canadian and U.S. tax matters will be passed upon by Stikeman Elliott, Toronto, Canada, and Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, respectively, as set forth under “Income Tax Considerations.”

WHERE YOU CAN FIND MORE INFORMATION

We, Duke Power and Cinergy file annual, quarterly and special reports, and other information with the SEC. You may read and copy any reports, statements or other information that Duke Power, Cinergy and we file with the SEC at the SEC’s public reference room at the following location:

Public Reference Room

100 F Street, N.E.

Room 1580

Washington, DC 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at the Internet web site maintained by the SEC at www.sec.gov.

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is considered part of this prospectus, except for any information superseded by information contained directly in this prospectus or in later filed documents incorporated by reference in this prospectus.

This prospectus incorporates by reference the documents listed below that Duke Power, Cinergy and we have previously filed with the SEC. These documents contain important business and financial information about Duke Power, Cinergy and us that is not included in or delivered with this prospectus.

Duke Energy Filings (File No. 1-32853)	Period
Current Report on Form 8-K	April 4, 2006 (the description of our common stock is contained in this filing which is also the filing pursuant to which our common stock is deemed registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended)

Duke Power Filings (File No. 1-4928) (formerly Duke Energy Corporation)	Period
Annual Report on Form 10-K/A, Amendment No. 2	Fiscal Year ended December 31, 2005
Annual Report on Form 10-K/A, Amendment No. 1	Fiscal Year ended December 31, 2005
Annual Report on Form 10-K	Fiscal Year ended December 31, 2005
Current Reports on Form 8-K	January 12, 2006, February 7, 2006, March 3, 2006, March 9, 2006(2), March 16, 2006, March 21, 2006 and March 30, 2006

Cinergy Filings (File No. 1-11377)	Period
Annual Report on Form 10-K	Fiscal Year ended December 31, 2005
Current Reports on Form 8-K	January 5, 2006, February 7, 2006, February 22, 2006 and March 7, 2006

We also incorporate by reference any filings made by Duke Energy Corporation with the SEC in accordance with Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on or after the date of this prospectus and before the termination of the offering. To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, was or is furnished, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference into this document.

Shareholders can obtain any document incorporated by reference in this document from us without charge, excluding all exhibits, except that if we have specifically incorporated by reference an exhibit in this prospectus, the exhibit will also be provided without charge by requesting it in writing or by telephone from us at:

Duke Energy

526 South Church Street

Charlotte, North Carolina 28202

(800) 488-3853

Attention: Investor Relations

You may also obtain these documents from our website at www.duke-energy.com/investors or at the SEC’s internet site www.sec.gov by clicking on the “Search for Company Filings” link, then clicking on the “Company & Other Filers” link, and then entering our name in the “name” field or “DUK” in the ticker symbol field.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. This prospectus is dated April 5, 2006. You should not assume that the information contained in this prospectus is accurate as of any date other than that date. Neither the mailing of this prospectus to shareholders nor the issuance of our common stock create any implication to the contrary.

[Duke Energy Graphic]

You should rely only on the information contained or incorporated by reference in this Prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell our common stock in any state where the offer or sale is not permitted. You should assume that the information contained in the Prospectus is accurate only as of its date. Our business, financial condition, results of operations and prospects may have changed since that date.

DUKE ENERGY CORPORATION

COMMON STOCK

(par value $0.001 per share)

PROSPECTUS

April 5, 2006

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution (Estimated):

SEC Filing Fee	$34,317.52
Printing Costs	10,000
Legal Fees and Expenses	15,000
Accounting Fees	10,000
Miscellaneous	5,000

TOTAL	$74,317.52

*	Actual

Item 15.	Indemnification of Directors and Officers.

Delaware law permits a corporation to adopt a provision in its certificate of incorporation eliminating or limiting the personal liability of a director, but not an officer in his or her capacity as such, to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except that such provision shall not limit the liability of a director for (i) any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) liability under section 174 of the Delaware General Corporation Law (the “DGCL”) for unlawful payment of dividends or stock purchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit. Our certificate of incorporation provides that no director of ours shall be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director, except to the extent such an exemption from liability or limitation thereof is not permitted under applicable law.

Under Delaware law, a corporation may indemnify any person made a party or threatened to be made a party to any type of proceeding, other than action by or in the right of the corporation, because he or she is or was an officer, director, employee or agent of the corporation or was serving at the request of the corporation as an officer, director, employee or agent of another corporation or entity against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such proceeding: (1) if he or she acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation; or (2) in the case of a criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful. A corporation may indemnify any person made a party or threatened to be made a party to any threatened, pending or completed action or suit brought by or in the right of the corporation because he or she was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity, against expenses actually and reasonably incurred in connection with such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, provided that such indemnification will be denied if the person is found liable to the corporation unless, in such a case, the court determines the person is entitled to indemnification for such expenses in any event. A corporation must indemnify a present or former director or officer who successfully defends himself or herself in a proceeding to which he or she was a party because he or she was a director or officer of the corporation against expenses actually and reasonably incurred by him or her. Expenses incurred by an officer or director, or any employees or agents as deemed appropriate by the board of directors, in defending civil or criminal proceedings may be paid by the corporation in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. The Delaware law regarding indemnification and expense advancement is not exclusive of any other rights which may be granted by our certificate of incorporation or bylaws, a vote of shareholders or disinterested directors, agreement or otherwise.

Under the DGCL, termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that such person is prohibited from being indemnified.

Our bylaws provide that we will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of us), by reason of the fact that such person is or was a director or officer of us, or is or was a director or officer serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, will not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

Our bylaws further provide that we will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of us to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of us, or is or was a director or officer of us serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith, and in a manner such person reasonably believed to be in or not opposed to our best interests except that no indemnification will be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to us unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

However, our bylaws provide that we will only provide indemnification pursuant to the bylaws (unless ordered by a court) if such indemnification is authorized in the specific case upon a determination that indemnification of the present or former director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in the bylaws. Such determination is to be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of directors who are not parties to such action, suit or proceeding designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iv) by the shareholders. Such determination is to be made, with respect to former directors and officers, by any person or persons having the authority to act on the matter on our behalf. To the extent, however, that a present or former director or officer of ours has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.

Our bylaws further provide that except for proceedings to enforce rights to indemnification, we will not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) or advance expenses in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the board of directors.

The indemnification and advancement of expenses provided by, or granted pursuant to, our bylaws are not deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the certificate of incorporation, bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. It is our policy that indemnification shall generally be made to the fullest extent permitted by law. Our bylaws do not preclude indemnifying persons in addition to those specified in the bylaws but whom we have the power or obligation to indemnify under the provisions of the DGCL, or otherwise.

We may also purchase and maintain insurance on behalf of any person who is or was a director or officer, or is or was a director or officer serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not we would have the power or the obligation to indemnify such person against such liability under the provisions of the bylaws.

Each of the parties to the merger agreement agreed, that, to the fullest extent permitted under applicable law, all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the consummation of the Cinergy merger existing as of the date of the merger agreement in favor of the current or former directors, officers, employees or fiduciaries under benefit plans currently indemnified of Cinergy and its subsidiaries or Duke Power and its subsidiaries, as the case may be, as provided in their respective certificate or articles of incorporation, bylaws (or comparable organizational documents) or other agreements providing indemnification will survive the mergers and will continue in full force and effect in accordance with their terms. In addition, from and after the consummation of the Cinergy merger, directors, officers, employees and fiduciaries under benefit plans currently indemnified of Cinergy or Duke Power or their respective subsidiaries who become directors, officers, employees or fiduciaries under our benefit plans will be entitled to the indemnity rights and protections afforded to directors, officers, employees and fiduciaries under our benefit plans.

Further, the merger agreement provides that for six years after the consummation of the mergers, we will maintain in effect the directors’ and officers’ liability (and fiduciary) insurance policies maintained by Cinergy and Duke Power covering acts or omissions occurring on or prior to the consummation of the mergers with respect to those persons who are currently covered by Cinergy’s and Duke Power’s respective directors’ and officers’ liability (and fiduciary) insurance policies on terms with respect to such coverage and in amounts no less favorable than those set forth in the relevant policy in effect on the date of the merger agreement. If such no less favorable insurance coverage cannot be maintained, we will maintain the most advantageous policies of directors’ and officers’ insurance otherwise obtainable. In addition, each of Duke Power and Cinergy may purchase a six-year “tail” prepaid policy prior to the consummation of the mergers on terms and conditions no less advantageous to the parties entitled to indemnification than the existing directors’ and officers’ liability (and fiduciary) insurance maintained by Duke Power or Cinergy, as the case may be, covering without limitation the transactions contemplated by the merger agreement, including the mergers. If Duke Power or Cinergy purchases a “tail” prepaid policy prior to the consummation of the mergers, we will, and will cause Duke Power and Cinergy, as the case may be, after the consummation of the mergers, to maintain such policy in full force and effect, for its full term, and to continue to honor their respective obligations under such policy.

The merger agreement also provides that from and after the consummation of the Cinergy merger, we and the corporation surviving the Cinergy merger will jointly and severally indemnify and hold harmless each present director and officer of Cinergy or any of its subsidiaries (in each case, for acts or failures to act in such capacity), determined as of the date of the merger agreement, and any person who becomes such a director or officer between the date of the merger agreement and the consummation of the Cinergy merger, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the consummation of the Cinergy merger, whether asserted or claimed prior to, at or after the consummation of the Cinergy merger (including any matters arising in connection with the transactions contemplated by the merger agreement), to the fullest extent permitted by applicable law (and we and the surviving company in the Cinergy merger will also advance expenses as incurred to the fullest extent permitted under applicable law, provided that if required by applicable law the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification).

The merger agreement further provides that from and after the consummation of the Duke Energy merger, we and Duke Power, as the corporation surviving the Duke Energy merger, will jointly and severally indemnify and hold harmless each director and officer of Duke Power or any of its subsidiaries (in each case, for acts or failures to act in such capacity), determined as of the date of the merger agreement, and any person who becomes such director or officer between the date of the merger agreement and the consummation of the Duke Energy merger, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the consummation of the Duke Energy merger, whether asserted or claimed prior to, at or after the consummation of the Duke Energy merger (including any matters arising in connection with the transactions contemplated by the merger agreement), to the fullest extent permitted by applicable law (and we or Duke Power will also advance expenses as incurred to the fullest extent permitted under applicable law, provided that if required by applicable law the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification).

The obligations of us, the surviving company in the Cinergy merger and Duke Power will not be terminated or modified by such parties in a manner so as to adversely affect any of the persons entitled to indemnification without the consent of such affected persons. If we, the surviving company in the Cinergy merger or Duke Power or any of their respective successors or assigns (i) consolidates with or merges into any other corporation or entity and is not to be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions will be made so that the successors and assigns of us, the surviving company in the Cinergy merger or Duke Power, as the case may be, assumes all of the foregoing indemnification obligations.

Item 16.	Exhibits.

The exhibits to this registration statement are listed in the exhibit index, which appears elsewhere herein and is incorporated by reference.

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however,

Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a posteffective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B: [Not applicable]; or

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Duke Energy Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on April 5, 2006.

DUKE ENERGY CORPORATION
(Registrant)

By:	JAMES E. ROGERS*
Name: James E. Rogers
Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

James E. Rogers* James E. Rogers	Director and President and Chief Executive Officer (Principal Executive Officer)	April 5, 2006

David L. Hauser* David L. Hauser	Chief Financial Officer (Principal Financial Officer)	April 5, 2006

Steven K. Young* Steven K. Young	Vice President and Controller (Principal Accounting Officer)	April 5, 2006

SIGNATURE	TITLE	DATE
Majority of Directors:

Paul M. Anderson*	Director	April 5, 2006
G. Alex Bernhardt Sr.*	Director	April 5, 2006
Michael G. Browning*	Director	April 5, 2006
Phillip R. Cox*	Director	April 5, 2006
Ann Maynard Gray*	Director	April 5, 2006
James H. Hance Jr.*	Director	April 5, 2006
James E. Rogers*	Director	April 5, 2006
James T. Rhodes*	Director	April 5, 2006
Dudley S. Taft *	Director	April 5, 2006

*	The undersigned, by signing his name hereto, does hereby sign this document on behalf of the registrant and on behalf of each of the above-named persons indicated above by asterisks, pursuant to a power of attorney duly executed by the registrant and such persons, filed with the Securities and Exchange Commission as an exhibit hereto.

By:	/s/ Robert T. Lucas III
Attorney-in-Fact
April 5, 2006

INDEX TO EXHIBITS

Exhibit No.	Exhibits
2.1*	Agreement and Plan of Merger dated as of May 8, 2005, as amended as of July 11, 2005, amended as of October 3, 2005, and amended as of March 30, 2006 (filed with Form 8-K, File No. 1-32853, dated April 4, 2006, as Exhibit 2.1)

3.1*	Amended and Restated Certificate of Incorporation of Duke Energy Corporation (filed with Form 8-K, File No. 1-32853, dated April 4, 2006, as Exhibit 3.1)

3.2*	Amended and Restated Bylaws of Duke Energy Corporation (filed with Form 8-K, File No. 1-32853, dated April 4, 2006, as Exhibit 3.2)

4.1	Form of Assumption Agreement, among Duke Energy Corporation, Duke Energy Holding Corp., Duke Energy Canada Call Co., Duke Energy Canada Exchangeco Inc. and Computershare Trust Company, Inc., dated March 28, 2006

4.2*	Form of Support Agreement, among Duke Energy Corporation, Duke Energy Canada Call Co., and Duke Energy Canada Exchangeco Inc., dated March 14, 2002 (filed with Form 10-Q of Duke Energy Corporation for the quarter ended September 30, 2001, File No. 1-4928, as an exhibit to Exhibit 10.7, Amended and Restated Combination Agreement dated as of September 20, 2001, among Duke Energy Corporation, Duke Energy Canada Call Co., Duke Energy Canada Exchangeco Inc. and Westcoast Energy Inc.)

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP

8.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to certain United States tax matters

8.2	Opinion of Stikeman Elliott as to certain Canadian tax matters

9.1*	Form of Voting and Exchange Trust Agreement among Duke Energy Corporation, Duke Energy Canada Exchangeco Inc., and Computershare Trust Company, Inc., dated March 14, 2002 (filed with Form 10-Q of Duke Energy Corporation for the quarter ended September 30, 2001, File No. 1-4928, as an exhibit to Exhibit 10.7, Amended and Restated Combination Agreement dated as of September 20, 2001, among Duke Energy Corporation, Duke Energy Canada Call Co., Duke Energy Canada Exchangeco Inc. and Westcoast Energy Inc.)

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm for Duke Energy Corporation

23.2	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm for Cinergy Corp.

23.3	Consent of Deloitte & Touche LLP, Independent Auditors for Duke Energy Field Services, LLC

23.4	Consent of KPMG LLP, Independent Registered Public Accounting Firm for TEPPCO Partners, L.P.

24.1	Power of Attorney of certain officers and directors of Duke Energy Corporation

24.2	Resolution of Duke Energy Corporation regarding Power of Attorney

99.1*	Amended and Restated Combination Agreement, dated as of September 20, 2001, by and between Duke Energy Corporation, Duke Energy Canada Call Co., Duke Energy Canada Exchangeco Inc. and Westcoast Energy Inc. (filed with Form 10-Q for the quarter ended September 30, 2001, File No. 1-4928, as Exhibit 10.7)

*	Previously filed and incorporated herein by reference thereto.